Exhibit 10.10

CANO PETROLEUM INC.

NONQUALIFIED STOCK OPTION AGREEMENT

1.                                      Grant of Option.  Cano Petroleum Inc., a Delaware corporation (the “Company”), hereby grants to James K. Teringo, Jr. (“Individual”) an option to purchase shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), subject to the terms and conditions of this Cano Petroleum Inc. Nonqualified Stock Option Agreement (this “Agreement”), as follows:

On the date hereof, the Company grants to Individual an option (the “Option”) to purchase fifty thousand (50,000) full shares (the “Optioned Shares”) of Common Stock at an option price equal to $3.98 per share (the “Option Price”), which equals or exceeds the Fair Market Value of a share of the Company’s Common Stock on the Date of Grant.  The date of grant of this Option is September 16, 2005, 2005 (“Date of Grant”).

The “Option Period” shall commence on the Date of Grant and shall expire on the date immediately preceding the tenth (10th) anniversary of the Date of Grant.  The Option is a nonqualified stock option.  This Option is intended to comply with the provisions governing nonqualified stock options under Internal Revenue Service Notice 2005-1 in order to exempt this Option from application of Section 409A of the Code.

2.                                      Definitions.  Capitalized terms used herein shall have the meanings assigned to such terms in this Section 2.

a.                                       “Board” means the Board of Directors of the Company.

b.                                      “Change in Control” means any of the following, except as otherwise provided herein:  (i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on the date of this Agreement; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Notwithstanding the foregoing provisions of this Section 2.b., in the event this Option is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change in Control” for purposes of this Option shall be the definition provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

c.                                       “Code” means the Internal Revenue Code of 1986, as amended.

d.                                      “Consultant” means any person, who is not an Employee, performing advisory or consulting services for the Company, with or without compensation, provided that bona fide services must be rendered by such person and such services shall not be rendered in connection with the offer or sale of securities in a capital raising transaction.

e.                                       “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company.

f.                                         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

g.                                      “Fair Market Value”  means, with respect to the Optioned Shares, such fair market value as shall be determined in good faith by the Board, giving due consideration to such factors as it deems appropriate, including, without limitation, the earnings and certain other financial and operating information of the Company in recent periods, the potential value of the Company as a whole, the future prospects of the Company and the industries in which it competes, the history and management of the Company, the general condition of the securities markets, and the estimated fair market value of securities of companies engaged in businesses similar to those of the Company.  The determination of Fair Market Value will not give effect to any restrictions on transfer of the Optioned Shares or the fact that such Optioned Shares would represent a minority interest in the Company.

h.                                      “Retirement” means any Termination of Service solely due to retirement upon or after attainment of age sixty-two and a half (62 ½), or permitted early retirement as determined by the Board.

i.                                          “Subsidiary” means a “subsidiary corporation” whether now or hereafter existing, as defined in Section 424(f) of the Code.

j.                                          “Termination of Service” occurs when Individual ceases to be employed by the Company, for any reason (or, if Individual is a Consultant of the Company, ceases to serve as a Consultant of the Company for any reason).  Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when an Individual who is an employee becomes a Consultant or vice versa.  Notwithstanding the foregoing provisions of this Section 2.j., in the event this Agreement is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of this Agreement shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

k.                                       “Total and Permanent Disability” means Individual is qualified for long-term disability benefits under the Company’s (or any of the Company’s subsidiaries’) disability plan or insurance policy; or, if no such plan or policy is then in existence or if Individual is not eligible to participate in such plan or policy, that Individual, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder is unable to perform his duties of employment for a period of six (6) continuous months, as determined in good faith by the Board, based upon medical reports or other evidence satisfactory to the Board.  Notwithstanding the foregoing provisions of this Section 2.k., in the event this Option is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of this Option shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

3.                                      Vesting; Time of Exercise.   Except as otherwise specifically provided in this Agreement, 100% of the Optioned Shares shall vest and become exercisable on July 11, 2006, provided Individual is employed by the Company on that date.

In the event that a Change of Control occurs, then immediately prior to the effective date of such Change of Control the total Optioned Shares not previously vested shall thereupon immediately become fully vested and this Option shall become fully exercisable, if not previously so exercisable.  In the event that (i) a Change of Control occurs, (ii) this Agreement is assumed by the surviving corporation or its parent, and (iii) the surviving corporation or its parent substitutes its own option (the “Substituted Option”) for this Option, then upon the effective date of such substitution of this Option, all shares or other interests subject to such Substituted Option shall be (or remain, as the case may be) fully vested and fully exercisable.

4.                                      Term; Forfeiture.

a.                                       Except as otherwise provided in this Agreement, to the extent the unexercised portion of this Option relates to Optioned Shares that are not vested on the date of Individual’s Termination of Service, this Option will be terminated on that date.  The unexercised portion of this Option that relates to Optioned Shares that are vested will terminate at the first of the following to occur:

i.                                          5 p.m. on the date the Option Period terminates;

ii.                                       5 p.m. on the date which is twelve (12) months following the date of Individual’s Termination of Service due to death, Total and Permanent Disability, or Retirement;

iii.                                    5 p.m. on the date of Individual’s Termination of Service by the Company for cause (as defined herein);

iv.                                   5 p.m. on the date which is ninety (90) days following the date of Individual’s Termination of Service for any reason not otherwise specified in this Section 4.a.;

v.                                      5 p.m. on the date the Company causes any portion of the Option to be forfeited pursuant to Section 7 hereof.

b.                                      Solely for purposes of this Section 4, “Cause” shall mean (i) Individual’s gross negligence in the performance or intentional nonperformance of any of his duties and responsibilities (which remains uncured and continues for thirty (30) days after delivery of written notice); (ii) Individual’s dishonesty or fraud with respect to the business, reputation or affairs of the Company; (iii) Individual’s conviction of a felony or crime involving moral turpitude; (iv) Individual’s debilitating drug or alcohol abuse as determined by a qualified physician; (v) Individual’s material breach of any provisions of an employment, consulting or service agreement between the Company and Individual; or (vi) Individual’s material violation of any written Company policy (which remains uncured or continues thirty (30) days after delivery of written notice).

5.                                      Who May Exercise.  Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of Individual, this Option may be exercised only by Individual, or by Individual’s guardian or personal or legal representative.  If Individual’s Termination of Service is due to his death prior to the date specified in Section 4.a.i. hereof, or Individual dies prior to the termination dates specified in Sections 4.a.i., ii., iii., iv. or v. hereof, and Individual has not exercised the Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, the following persons may exercise the exercisable portion of the Option on behalf of Individual at any time prior to the earliest of the dates specified in Section 4 hereof:  the personal representative of his estate, or the person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of Individual; provided that the Option shall remain subject to the other terms of this Agreement and applicable laws, rules, and regulations.  Notwithstanding the foregoing sentence, if Individual’s Termination of Service is due to his death prior to the date specified in Section 4.a.i. hereof, or Individual dies prior to the termination dates specified in Sections 4.a.i., ii., iii., iv. or v. hereof, and Individual has not exercised the Option as to the maximum number of vested Optioned Shares as set forth in Section 3 hereof as of the date of death, Individual, by delivering to the Company the prescribed form (see Appendix A), may designate one or more beneficiaries and successor beneficiaries who may exercise the exercisable portion of the Option on behalf of Individual at any time prior to the earliest of the dates specified in Section 4 hereof; provided that the Option shall remain subject to the other terms of this Agreement and applicable laws, rules, and regulations.  In the event Individual does not deliver to the Company a form designating one or more beneficiaries, or no designated beneficiary survives Individual, the foregoing sentence shall not apply.

6.                                      No Fractional Shares.  The Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

7.                                      Manner of Exercise.   Subject to such administrative regulations as the Board may from time to time adopt, this Option may be exercised by the delivery of written notice to the Company setting forth the number of shares of Common Stock with respect to which this Option is to be exercised, the date of exercise thereof (the “Exercise Date”), which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon.  On the Exercise Date, Individual shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows:  (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock owned by Individual on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which Individual has not acquired from the Company within six (6) months prior to the Exercise Date, (c) by delivery (including by FAX) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from Individual to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of this Option or to pledge such shares to the broker as collateral for a loan from the broker and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Board in its sole discretion.

Upon payment of all amounts due from Individual, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered to Individual (or the person exercising Individual’s Option in the event of his death) at its principal business office within ten (10) business days after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration, or qualification of this Option or the Optioned Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, this Option or the issuance or purchase of shares of Common Stock thereunder, then this Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Board.

If Individual fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, then this Option, and right to purchase such Optioned Shares may be forfeited at the election, and in the sole discretion, of the Company.

8.                                      Nonassignability. Neither this Option nor the rights under this Agreement may be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered by Individual, except by will, by the laws of descent and distribution, or by designation of a beneficiary in the event of Individual’s death, in accordance with Section 5 hereof.

9.                                      Rights as Stockholder.  Individual will have no rights as a stockholder with respect to any shares covered by this Option until the issuance of a certificate or certificates to Individual for the Optioned Shares.  The Optioned Shares shall be subject to the terms and conditions of this Agreement.  Individual, by his execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of a certificate or certificates for the Optioned Shares.  Except as otherwise provided in Section 10 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10.                               Adjustment of Number of Optioned Shares and Related Matters.  The number of shares of Common Stock covered by this Option, and the Option Price thereof, shall be subject to adjustment as follows:

a.                                       Capital Adjustments.  In the event that the Board shall determine that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of the Company’s common stock or other securities of the Company, issuance of warrants or other rights to purchase the Company’s common stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Board to be appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Board shall, in such manner as it may deem equitable, adjust (i) the number of shares and type of Common Stock (or other securities or property) subject to this Option and (ii) the Option Price, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate Option Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to this Option shall always be a whole number. In lieu of the foregoing, if deemed appropriate, the Board may make provision for a cash payment to the holder of an outstanding Option.  Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.  Upon the occurrence of any such adjustment or cash payment, the Company shall provide notice to each affected Individual of its computation of such adjustment or cash payment which shall be conclusive and shall be binding upon each such Individual.

b.                                      Recapitalization, Merger, and Consolidation.

(i)                                     No Effect on Company’s Authority.  The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(ii)                                  Conversion of Option Where Company Survives.  Subject to any required action by the stockholders and except as otherwise provided by Section 10.b.(iv)  hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, this Option shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to this Option would have been entitled.

(iii)                               Exchange or Cancellation of Option Where Company Does Not Survive.  Except as otherwise provided by Section 10.b.(iv) hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Optioned Shares, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Optioned Shares to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

(iv)                              Cancellation of Options.  Notwithstanding the provisions of Sections 10.b.(ii) and 10.b.(iii) hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Optioned Shares granted hereunder may be canceled by the Board, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(1)                                  giving notice to Individual (or his personal representative) of its intention to cancel those Optioned Shares for which the issuance of shares of Common Stock involved payment by Individual for such shares and, permitting the purchase during the 30 day period next preceding such effective date of any or all of the shares of Common Stock subject to this Option, including in the Board’s discretion some or all of the shares as to which this Option would not otherwise be vested and exercisable; or

(2)                                  paying Individual an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the Option Price per share of the Optioned Shares (hereinafter the “Spread”), multiplied by the number of Optioned Shares.  In estimating the Spread, appropriate adjustments to give effect to the existence of all outstanding stock options of the Company (the “Outstanding Options”) shall be made, such as deeming the Outstanding Options to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Outstanding Options as being outstanding in determining the net amount per share.  In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

Any Optioned Shares that by would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 10.b.(iv)(1) hereof.

c.                                       Liquidation or Dissolution.  Subject to Section 10.b.(iv) hereof, in case the Company shall, at any time while this Agreement shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then Individual shall be entitled to receive, in lieu of each share of Common Stock which Individual would have been entitled to receive under this Option, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock.  If the Company shall, at any time prior to the expiration of the Option Period, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) then in such event the Option Price shall be reduced, on the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of Common Stock (determined in accordance with generally accepted accounting principles) resulting by reason of such distribution.

d.                                      Fractional Shares.  In the event that any event or transaction described in this Section 10 would result in Individual being entitled to a fractional share (whether or not the Company permits the issuance of certificates for fractional shares), the number of shares to which Individual would be entitled on exercise of this Option shall be rounded up to the next whole number.

11.                               Nonqualified Option.  The Options shall not be treated as incentive stock options under Section 422 of the Code.

12.                               Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in any Optioned Shares is subject to, the terms of this Agreement.  Nothing in this Agreement shall create a community property interest where none otherwise exists.

13.                               Dispute Resolution.

a.                                       Arbitration.                                  All disputes and controversies of every kind and nature between any parties hereto arising out of or in connection with this Agreement or the transactions described herein as to the construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation or breach, shall be submitted to binding arbitration pursuant to the following procedures:

i.                                          After a dispute or controversy arises, any party may, in a written notice delivered to the other parties to the dispute, demand such arbitration.  Such notice shall designate the name of the arbitrator (who shall be an impartial person) appointed by such party demanding arbitration, together with a statement of the matter in controversy.

ii.                                       Within 30 days after receipt of such demand, the other parties shall, in a written notice delivered to the first party, name such parties’ arbitrator (who shall be an impartial person).  If such parties fail to name an arbitrator, then the second arbitrator shall be named by the American Arbitration Association (the “AAA”).  The two arbitrators so selected shall name a third arbitrator (who shall be an impartial person) within 30 days, or in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, the third arbitrator shall be appointed by the AAA.  If any arbitrator appointed hereunder shall die, resign, refuse or become unable to act before an arbitration decision is rendered, then the vacancy shall be filled by the method set forth in this Section for the original appointment of such arbitrator.

iii.                                    Each party shall bear its own arbitration costs and expenses.  The arbitration hearing shall be held in Tarrant County, Texas at a location designated by a majority of the arbitrators.  The Commercial Arbitration Rules of the American Arbitration Association shall be incorporated by reference at such hearing and the substantive laws of the State of Texas (excluding conflict of laws provisions) shall apply.  Discovery shall not be permitted in the arbitration.

iv.                                   The arbitration hearing shall be concluded within 10 days of its commencement unless otherwise ordered by the arbitrators and the written award thereon shall be made within 15 days after the close of submission of evidence.  An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding, shall resolve the question of costs of the arbitrators and all related matters, and judgment on such award may be entered and enforced by either party in any court of competent jurisdiction.

v.                                      Except as set forth in Section 13.b., the parties stipulate that the provisions of this Section shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement or the transactions described herein.  The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

No party to an arbitration may disclose the existence or results of any arbitration hereunder without the prior written consent of the other parties except to accountants, attorneys, directors, officers, employees and agents as necessary or as required by law; nor will any party to an arbitration disclose to any third party any confidential information disclosed by any other party to an arbitration in the course of an arbitration hereunder without the prior written consent of such other party.

b.                                      Emergency Relief.  Notwithstanding anything in this Section 13 to the contrary, any party may seek from a court any provisional remedy that may be necessary to protect any rights or property of such party pending the establishment of the arbitral tribunal or its determination of the merits of the controversy or to enforce a party’s rights under Section 13.

14.                               Individual’s Representations.  Notwithstanding any of the provisions hereof, Individual hereby agrees that he will not exercise this Option granted hereby, and that the Company will not be obligated to issue any shares to Individual hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by Individual or the Company of any provision of any law or regulation of any governmental authority.  Any determination in this connection by the Company shall be final, binding, and conclusive.  The obligations of the Company and the rights of Individual are subject to all applicable laws, rules, and regulations.

15.                               Investment Representation.  Unless the Common Stock is issued to him in a transaction registered under applicable federal and state securities laws, by his execution hereof, Individual represents and warrants to the Company that all Common Stock which may be purchased hereunder will be acquired by Individual for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.  Unless the Common Stock is issued to him in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend and shall be held indefinitely, unless they are subsequently registered under the applicable federal and state securities laws or Individual obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required.

16.                               Individual’s Acknowledgments.  Individual hereby accepts this Option subject to all the terms and provisions hereof.  Individual hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board or the Board, as appropriate, upon any questions arising under this Agreement.

17.                               Law Governing.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

18.                               No Right to Continue Service or Employment.  Nothing herein shall be construed to confer upon Individual the right to continue in the employ or to provide services to the Company, whether as an employee, or interfere with or restrict in any way the right of the Company to discharge Individual as an employee at any time.

19.                               Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by any arbitrator to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

20.                               Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of Individual against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

21.                               Entire Agreement.  This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

22.                               Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

23.                               Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties; provided, however, that the Company may change or modify this Agreement without Individual’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

24.                               Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

25.                               Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

26.                               Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by Individual, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.                                       Notice to the Company shall be addressed and delivered as follows:

Cano Petroleum Inc.

The Oil & Gas Commerce Building

309 West 7th Street, Suite 190

Fort Worth, Texas 76102

Attn.: Corporate Secretary

b.                                      Notice to Individual shall be addressed and delivered as set forth on the signature page.

27.                               Tax Requirements.  The Company (for purposes of this Section 27, the term “Company” shall be deemed to include any applicable Subsidiary of the Company), shall have the right to deduct from all amounts hereunder paid in cash or other form, any Federal, state, or local taxes required by law to be withheld in connection with this Option or the issuance of any Common Stock pursuant to this Agreement, but not with respect to the grant of this Option.  The Company may, in its sole discretion, also require Individual receiving shares of Common Stock to pay the Company the amount of any taxes that the Company is required to withhold in connection with Individual’s income arising with respect to this Agreement.  Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing such shares of Common Stock.  Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligation of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Individual to the Company of shares of Common Stock that Individual has not acquired from the Company within six months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of this Option, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii).  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to Individual.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Individual, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the Date of Grant specified in Section 1 hereof.

COMPANY:

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
Name: S. Jeffrey Johnson
Title: Chairman and CEO

INDIVIDUAL:

/s/ James K. Teringo, Jr.
Signature

Name:	James K. Teringo, Jr.
Address:	3304 Marquette
University Park, TX 75225

APPENDIX A

Beneficiary Designation

To:                              Corporate Secretary designated in the Cano Petroleum Inc. Nonqualified Stock Option Agreement by and between Cano Petroleum Inc. and James K. Teringo, Jr. (the “Agreement”)

From:                  James K. Teringo, Jr.

Pursuant to Section 5 of the Agreement made as of September 16, 2005, I hereby designate the following persons(s) as beneficiary(ies) who on my death who may exercise the exercisable portion of the Option on my behalf pursuant to the Agreement:

Primary Beneficiary Name:  Frances Shivers Teringo

Secondary Beneficiary Name:  Stephanie Teringo Smartt

In making the above designation, I reserve the right to revoke this beneficiary designation or change the beneficiary(ies) designated at any time or times and without the consent of any beneficiary.

This beneficiary designation cancels and supersedes any beneficiary designation I previously made with respect to this Agreement.

Signed:

Individual

Date